Exhibit 3.1(iii)

Authorisation Code : 277356182687 www.verify.gov.ky 22 September 2025 OC - 423643 Certificate of Incorporation on Change of Name I DO HEREBY CERTIFY that Given under my hand and Seal at George Town in the Island of Grand Cayman this 22nd day of September Two Thousand Twenty - Five An Authorised Officer, Registry of Companies, having by Special resolution dated 19th day of September Two Thousand Twenty - Five changed its name, is now incorporated under name of Cayman Islands. American Dream Acquisition Company I Limited Apeiron Acquisition Vehicle I